Exhibit 10.8

LEASE AGREEMENT

The parties agree as follows:

Date of this Lease:	SEPTEMBER 29, 2021

Parties to this Lease	2805 VETERANS LLC (hereinafter “Landlord”), with offices 4155 VETERANS HIGHWAY–SUITE 13at RONKONKOMA, NY 11779
and addresses:

THE3RDBEVCO INC. (hereinafter “Tenant”) with offices at 2805 VETERANS HIGHWAY - SUITE 15 RONKONKOMA, NY 11779

If there is more than one Tenant, the word “Tenant” used in this Lease includes them.

Term:	1.	TWO (2) YEARS	Beginning: NOVEMBER 1, 2021

			Ending: OCTOBER 31, 2023

Use:	2.	To be used for:	MANAGEMENT OFFICES FOR A COMMERCIAL BEVERAGE REFRIGERATION COMPANY

Premises rented:	3.	2805 VETERANS HIGHWAY - SUITE 15 (hereinafter “Premises”), shall be limited to the interior space and preclude outdoor storage of any kind, including overnight storage of motor vehicles or trailers of any kind. If tenant is in violation of lease for outside overnight storage including, but not limited to, the storage of palettes, refuse, motor vehicles, trade fixtures, and business equipment the Landlord reserves the right to cure such default and bill the tenant accordingly. Tenant will be notified of violations via e-mail and/or process server and given fourteen (14) days’ notice to cure.

Parking:	4.	Parking is provided on premises on a first-come, first-served basis. There are no reserved parking spaces and reserving parking spaces is not permitted. Tenant acknowledges their general parking requirements will not exceed EIGHT (8) spaces. This will maintain planned parking allocations as per Town requirements.

Common Areas/Snow Removal:	5.	Tenant shall keep the sidewalks of said premises and loading area (if applicable) in clean and sanitary condition and appearance, free from snow, ice, dirt, filth, waste or any dangerous or detrimental material. Tenant shall place no material of any kind on the sidewalk and/or loading area except as may be required in the actual course of loading or unloading materials shipped to or being transported from the premises in connection with the Tenants business. No outside storage of any kind shall be permitted, including but not limited to, vehicles (registered, unregistered or in need of repair), boats, trailers, palettes, etc.

Rent:	6.	The yearly Rent for YEAR 1 is THIRTY-THREE THOUSAND SIX HUNDRED DOLLARS & XX/100 ($33,600.00). Tenant will pay this yearly Rent to Landlord as follows: On the 1ST day of each and every month during YEAR 1 of the Lease at TWO THOUSAND EIGHT HUNDRED DOLLARS ($2,800.00) per month. The yearly Rent for YEAR 2 is THIRTY-FOUR THOUSAND TWO HUNDRED DOLLARS ($34,200.00). Tenant will pay this yearly Rent to Landlord as follows: On the 1ST day of each and every month during YEAR 2 of the Lease at TWO THOUSAND EIGHT HUNDRED FIFTY DOLLARS ($2,850.00) per month. Landlord shall not be liable for failure to give possession of the Premises upon commencement date by reason of the fact that the Premises are not ready for occupancy or because a prior tenant or any other person is wrongfully holding over or is in wrongful possession. The Rent shall not commence until possession is given or is available.

Compliance:	7.	Tenant shall promptly execute and comply with all statutes, ordinances, rules, orders, regulations and requirements of the Federal, State and Local Governments and of any and all their Departments and Bureaus applicable to the Premises, for the correction, prevention, and abatement of nuisances or other grievances, in, upon, or connected with said Premises during said term and resulting from Tenant occupancy or actions; and shall also promptly comply with and execute all rules, orders and regulations of the New York Board of Fire Underwriters, or any other similar body, at the Tenant’s own cost and expense with reference to alterations or additions to the Premises. Landlord requires Tenant to obtain all applicable permits, inspections and final CO’s (including any fees) required for any alterations made to the premises caused by Tenant’s actions including structural, electric, plumbing and HVAC. Landlord also requires that Tenant comply with the applicable Town fire standards and Town and State codes, and obtain any special permits related to their use. Failure to comply with the aforementioned in a timely manner will be a violation of this Lease.

		Tenant understands and agrees that under the existing Department of Health and Department of Environmental Conservation Rules and Regulations, nothing but sink water and normal waste from toilets are to be flushed into the cesspool or emptied into the cesspool or septic tanks. If Tenant discharges toxic waste of any kind into the cesspool, Tenant and the undersigned individual shall be liable jointly and severally for all cleanup costs including any fines or attorneys fees involved in any proceedings brought by either the State of New York Department of Environmental Conservation, Suffolk County Department of Health or the Environmental Protection Agency, all in accordance with the aforementioned agencies Rules and Regulations. The aforementioned costs, fines or fees shall be deemed Additional Rent.

		Window décor shall be limited to white vertical blinds ONLY, lettering on doors and windows will also be white. Any variation without Landlords written consent will be a violation of this lease.

		All fixtures, structures and other improvements installed in or upon the Premises at any time either by Tenant or Landlord on Tenant’s behalf, whether prior to or during the term of the Lease, shall become the property of Landlord and shall remain upon and be surrendered with the Premises. All Contractors/Sub-Contractors hired by Tenant, for work in relation to the Premises Rented, shall be subject to Landlord’s Rules and Regulations. All Contractors/Sub-Contractors have to be approved by Landlord and must comply with all Insurance and Hold Harmless requirements.

Heat/HVAC:	8.	Landlord warranties the heating and air conditioning unit(s) (if applicable) for the first Term of the Lease ONLY. During this first Term, the Landlord will make any necessary repairs to the original heating and air conditioning units, unless damage has been incurred due to Tenant’s use. Beyond the first Term of the Lease, it is the Tenant’s responsibility to repair and/or replace any heating and air conditioning units. Throughout the entire term of the Lease, Tenant is responsible for routine maintenance of all heating and/or air conditioning units.

Agreement to lease and pay rent:	9.	Landlord leases the Premises to Tenant for the Term. Tenant agrees to pay the Rent and other charges as required in the Lease. Tenant agrees to do everything required of Tenant in the Lease and shall neither encumber nor obstruct the sidewalk in front of, entrance to, or driveway of the Premises, nor allow the same to be obstructed or encumbered in any manner. Failure to do so will result in termination of the Lease.

Default:	10.	If Tenant fails to pay the Rent or any part of the Rent when it becomes due, Landlord may immediately commence summary proceedings to evict Tenant, re-enter the Premises, or use any other legal remedy. Upon Tenant’s violation of any other provision of this lease and after fourteen (14) days written notice to cure, this lease shall automatically terminate if Tenant has not cured the default.

		If Tenant’s Rent is not received by Landlord within 10 days of the due date, then Tenant shall pay Landlord a late charge equal to 5% of such late Rent. Such late charge compensates Landlord for inconvenience and staff time to handle such payment and is not a penalty or compensation for use of funds. Tenant shall also incur a $100.00 fee if Tenant’s check is returned from bank uncollected. All fees shall be deemed to be Additional Rent. Landlord may apply late payments to unpaid Rent in such order as Landlord determines.

		It is understood and agreed that in the event Tenant fails to pay the Rent by the 25th day after the Due Date, or violates any provision of this lease, and Landlord commences an action to dispossess Tenant, Additional Rent of $1,000.00 representing the legal fee of the attorney for the Landlord shall be paid by Tenant. The legal fee provision shall not take effect unless Tenant is in default for more than 25 days.

		All expenditures paid by Landlord on behalf of Tenant shall be billed to Tenant as Additional Rent and shall be due and payable within fifteen (15) days by Tenant, or Tenant shall be in default of Lease.

Choice of Law and Venue:	11.	All disputes shall be resolved by a court of competent jurisdiction in the State of New York. This Contract shall be interpreted under the laws of the State of New York.

Commission:	12.	In the event that the Landlord paid a commission fee in connection with this Lease, Tenant and the undersigned individual shall be liable jointly and severally for the proportionate share of the commission in connection with the balance of their lease term upon the date of early termination. Said termination date shall be defined by the date that the Tenant ceases to pay rent through.

End of Term:	13.	Tenant agrees that at the end of the Term the Premises will be surrendered in as good condition as now, except for ordinary wear and damage by the elements.

		Landlord shall inspect the Premises and return security deposit to Tenant listed on this Lease, if all conditions of the Lease are honored by Tenant.

Successors:	14.	Unless otherwise stated, the Lease is binding on all parties who lawfully succeed to the rights or take the place of Landlord or Tenant. Tenant shall not assign this agreement or underlease the Premises, or any part thereof, or make any alterations on the Premises without Landlord’s consent in writing, which shall not be unreasonably withheld.

Changes:	15.	This Lease can be changed only by an agreement in writing signed by the Parties to the Lease.

Quiet Enjoyment:	16.	Landlord agrees that if Tenant pays the Rent and is not in default under this Lease, Tenant may peaceably and quietly have, hold and enjoy the Premises for the Term of this Lease. Tenant agrees that Landlord and Landlord’s agents and other representatives shall have the right to enter into and upon the Premises, or any part thereof, at all reasonable hours for the purpose of examining the same, or making such repairs or alterations therein as may be necessary for the safety and preservation thereof.

Insurance:	17.	Tenant agrees to carry comprehensive public liability insurance with coverage for Landlord with a minimum limit of $1,000,000 per occurrence/$2,000,000 aggregate combined single limit for bodily injury and property damage, naming Landlord as additional insured per Form CG2011 or equivalent. Tenant is responsible to insure their own property, including contents. Tenant shall also maintain plate glass insurance. In the event Tenant’s insurance does not cover plate glass, Tenant agrees to self-insure and will be 100% responsible for any and all damage to glass at Tenant’s unit.

		Tenant also agrees to comply with all recommendations of Landlord’s insurance company with reference to building’s Fire and General Liability coverage.

		Tenant agrees to a waiver of subrogation against Landlord in the event of fire or other insurance loss. Tenant agrees to indemnify and hold harmless Landlord for any liabilities, obligations, damages, costs and expenses incurred by Landlord caused by any acts, omissions or negligence of Tenant or Tenant’s assignees, sublessees, contractors, licensees, agents, employees, invitees or visitors. This article shall survive the expiration or earlier termination of the Lease.

		Tenant must give Landlord prompt notice of fire, accident, leaks, damage or dangerous or defective conditions. Landlord need only repair the damaged structural parts of the Premises. Landlord is not required to repair or replace any equipment, fixtures, furnishings or decorations unless originally installed by Landlord.

Security Deposit:	18.	Tenant will deposit with Landlord the sum of $5,600.00 as security for full and faithful performance of all terms and conditions of this Lease. Tenant shall return Premises in original condition to Landlord. Landlord shall refund this security deposit, less any balance due Landlord, to the Tenant listed on this Lease.

Utilities:	19.	Tenant shall receive its own utility service directly from the applicable utility companies. Tenant agrees to immediately establish and maintain an Electric Account with PSEG LI and a Gas Account with National Grid, its successors and/or assigns (if Premises are serviced by National Grid). If such account is not established and maintained, any and all costs, application fees, test fees, etc., which Landlord may incur in connection with reestablishing service from either PSEG LI and/or National Grid, shall be paid by Tenant as additional rent, or deducted from Tenant’s security deposit. Landlord is responsible for water charges at reasonable usage. Any excessive (monthly bill increased more than 20%) water use will be billed to Tenant as Additional Rent.

Fire:	20.	Tenant will comply with local or state fire code and the installation of any fire prevention equipment (i.e.: Fire Extinguisher) required by same or requested by insurance company. This equipment is to be maintained by a reputable service company.

		It is mutually understood and agreed between the parties hereto that if the basic fire insurance premium based on the present rate, shall be increased, due to the specific nature of Tenant’s use of the Premises, Tenant shall expressly be responsible for the payment to the Landlord of the amount; such increase shall be construed as additional Rent and shall be payable by Tenant to Landlord within thirty (30) days of Landlord’s exhibiting to Tenant the paid fire insurance evidencing such increase.

Signage:	21.	Exterior signage (if applicable) must be in accordance with Landlord and Town’s specifications. The design layout and location of said sign must be approved by Landlord. This will provide for uniform size, shape and location of Tenant’s exterior sign. It is the Tenant’s responsibility to obtain all necessary permits from the Town and pay all required fees. Failure to obtain permits will result in violations from the Town and default of this Lease.

Subordination:	22.	This Lease is subject and is hereby subordinated to all present and future mortgages, deeds of trust, and other encumbrances affecting the Premises or the property of which said Premises are a part. Tenant agrees to execute, at no expense to Landlord, any instrument which may be deemed necessary or desirable by Landlord to further effect the subordination of this Lease to any such mortgage, deed of trust, or encumbrance.

Garbage Disposal:	23.	Tenant agrees to pay for garbage disposal. Landlord and Tenant mutually agree to contract the services of Winters Bros. Waste Systems for the removal of refuse. Tenant agrees to pay Winters Bros. Waste Systems directly. Winters Bros. Waste Systems will provide competitive pricing and coordinate use of container areas.

Taxes:	24.	Tenant agrees to pay Additional Rent for the Premises his proportionate share of any and all increases in taxes and assessments levied against the same in excess of the current real estate tax year 2020/2021
		or later tax year when the Premises become fully assessed. Such an increase shall be paid whether the same results from a higher tax and assessment rate or, from an increase in the assessed valuation or new assessment, or both. Insofar as any tax or assessment increase shall affect the last year of the term of the Lease, such increase shall be paid by Tenant only to the extent allocable to that part of the tax year during which the Lease is still in effect. When the tax bills are received, the Landlord shall forward a notice to Tenant setting forth the amount of such increase in taxes and assessments and the Tenant’s share thereof. If payment of the indicated amount is not received within thirty (30) days after notice, Tenant will be in default of this Lease. Tenant’s proportionate share is 3%.

Holdover Penalty:	25.	Tenant agrees that if possession of the Premises is not surrendered to Landlord within one (1) day after the date of expiration or sooner termination of the Term of this Lease, and Tenant has not executed a valid lease extension or renewal, then Tenant will pay Landlord as liquidated damages for each month and for each portion of any month during which Tenant holds over in the Premises after expiration or termination of the Term of this Lease, a sum equal to 1-1/2 times the Rent which was payable per month under this Lease.

Limited Personal Guaranty:	26.	In consideration of Landlord making the Lease with Tenant, PETER SCALISE, Guarantor, personally, guarantees to Landlord payment of all Rent and additional Rent not timely paid by Tenant pursuant to the Lease. The obligation of Guarantor shall cease (1) upon actual vacancy and surrender of premises clean and broom swept (2) Surrender of keys to the Landlord (3) a Termination Agreement, executed by both Landlord and Tenant stating the premises are surrendered in accordance with the terms of the Lease, vacant and free of all tenancies, and (4) full payment of all Rent and Additional Rent due, to the date of compliance with above.

Option:	27.	The Tenant shall have an option to renew this lease for an additional period of TWO (2) years at a rental to be calculated as follows: Using the base year rent (last year’s rent paid) and adding the Consumer Price Index for prior year or 4%, the greater to establish the first-year rent. Each subsequent year shall be calculated by adding the increase in the C.P.I. or 4% the greater to the prior year for the term of the option and any increase to real estate and school taxes and insurance over the Base Year 2020/2021. Tenant shall notify Landlord in writing by registered mail, sixty days prior to the expiration of this lease of his/her decision to exercise the option.

Cancellation Clause:	28.	The Tenant has the right to cancel this lease with NINETY DAYS (90) days written notice during YEAR ONE (1) ONLY (11/01/21-10/31/22) of the Lease. In order for notice to be accepted by Landlord, Tenant must not be in violation of any clause of this lease and must be current on all monies due and owing to Landlord.

/s/ Peter Scalise	Sep-30-2021 4:04:59 AM PD
SIGN NAME	(TENANT)

Peter Scalise
PRINT NAME	(TENANT)

KATIE O. RIVAS	Sep-30-2021 6:51:53 AM C
2805 VETERANS LLC, LANDLORD, KATIE O. RIVAS DIRECTOR

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